Date:	February 26, 2010
For Release:	Immediate
Contact:	Investor Contact:
	Gary J. Morgan,	Joseph Hassett, VP
	Senior Vice President of Finance, CFO	Gregory FCA Communications
	215-723-6751	610-228-2110

Met-Pro Corporation Announces
 Fourth Quarter and Fiscal Year End Financial Results

Harleysville, PA, February 26, 2010 – Raymond J. De Hont, Chairman and Chief Executive Officer of Met-Pro Corporation (NYSE: MPR), today announced the Company’s financial results for the fourth quarter and fiscal year ended January 31, 2010.

Net sales for the fourth quarter ended January 31, 2010 were $19.8 million compared with net sales of $24.6 million for the fourth quarter last year. Net income in the fourth quarter totaled $1.3 million, or $0.09 per fully diluted share, compared with net income of $2.2 million, or $0.15 per fully diluted share, for the same quarter last year.

New order bookings for the fourth quarter were $18.0 million compared with $19.0 million for the same quarter last year.

“The fourth quarter proved to be another very challenging quarter as both revenues and earnings were down versus the fourth quarter last year,” said De Hont. “Fortunately, the efficiency and cost reduction initiatives we’ve implemented, together with our flexible manufacturing strategy, allowed us to generate solid gross margins of slightly greater than 33% in the fourth quarter despite reduced revenue levels. Lower selling, general and administrative expenses also positively impacted the fourth quarter financial results and together with the solid gross margins allowed us to deliver the most profitable quarter of the fiscal year. Though fourth quarter new order bookings were down slightly from a year ago, we believe the shortfall was simply a timing issue. We are encouraged by the level of large project activity and remain optimistic regarding future new order bookings.”

Net sales for the fiscal year ended January 31, 2010 were $80.1 million compared with fiscal 2009 net sales of $103.4 million. For the fiscal year ended January 31, 2010, net income totaled $4.4 million, or $0.30 per fully diluted share, compared with $9.9 million, or $0.65 per fully diluted share, for the prior fiscal year.

The Company generated a record $15.6 million in cash flow from operating activities in the fiscal year and ended the fiscal year with a cash balance of $31.4 million.

Bookings of new orders for the fiscal year ended January 31, 2010 were $81.8 million compared with $101.8 million for the same period last year.

“Our performance during the fiscal year ending January 31, 2010 again demonstrated the resiliency of our business model, as we sustained gross margins and improved operating efficiencies to generate profits and cash despite one of the most challenging years in our history,” added De Hont. “We recently consolidated our Duall, Flex-Kleen and Met-Pro Systems business units into a single business unit, Met-Pro Environmental Air Solutions. The newly formed Met-Pro Environmental Air Solutions business unit will allow us to improve our capacity utilization, reduce our cost structure and improve our competitive positioning and profitability. We will be better able to take advantage of the many synergies that exist between the Duall, Flex-Kleen and Systems brands, allowing us the opportunity to gain market share, especially in markets where we currently have limited or no presence, and service our customers in a more effective manner. With a high cash position and very little debt, our balance sheet remains extremely strong. We continue to focus on efficiency and cost reduction initiatives, which will allow us to effectively compete for new business while achieving solid gross margins.

Continued Page 2

Met-Pro Corporation/Page 2

“Market conditions seem to be improving, as our new order bookings were up $5.1 million or 13% in the second half of the fiscal year when compared with the first half of the fiscal year. We are confident that Met-Pro is ideally positioned to leverage our strong financial position to capitalize on a global economic recovery in which there will be rising demand for our extensive portfolio of energy-efficient, environmentally-friendly and productivity enhancing products.”

At their December 11, 2009 meeting, the Company’s Board of Directors declared a quarterly dividend of $0.06 per share payable on March 12, 2010 to shareholders of record at the close of business on February 26, 2010. This is the thirty-fifth consecutive year that Met-Pro Corporation has paid either a cash or stock dividend.

Mr. De Hont and Gary J. Morgan, Senior Vice President of Finance and Chief Financial Officer, will hold a conference call for investors today, February 26, 2010, at 11:00 AM (Eastern). Met-Pro’s earnings release and the accompanying financial supplement, which includes significant financial information to be discussed during the conference call, will be available on Met-Pro’s Investor Relations website at www.met-pro.com/html/invrel.htm prior to the beginning of the conference call.

Interested persons who wish to hear the live webcast should go to the Met-Pro Corporation website prior to the starting time to register, download and install any necessary audio software.

You may also participate by calling the US/Canada Dial-In # 877-818-7738 or the International Dial-In # 706-643-9333 (conference ID 54625283) at 10:55 AM (Eastern) today. A taped replay of the conference call will be available within two hours of the conclusion of the call and until March 12, 2010. To access the taped replay, call the US/Canada Dial-In # 800-642-1687 or the International Dial-In # 706-645-9291 and enter conference ID 54625283.

About Met-Pro

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, was recently recognized as one of “America’s Fastest Growing Small Companies” by Fortune Small Business magazine. Through its business units in the United States, Canada, Europe and The People's Republic of China, a wide range of products and services is offered for industrial, commercial, municipal and residential markets worldwide. These include product recovery and pollution control technologies for purification of air and liquids; fluid handling technologies for corrosive, abrasive and high temperature liquids; filtration technologies for harsh, corrosive liquid filtration applications; and filtration and purification technologies which include proprietary water treatment chemicals and filter products for air and liquid filtration. For more information, please visit www.met-pro.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this news release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company), contain statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation or delay of purchase orders and shipments, product development activities, goodwill impairment, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro common shares are traded on the New York Stock Exchange, symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s website at www.met-pro.com.

Continued Page 3

Met-Pro Corporation/Page 3

Met-Pro Corporation
Consolidated Statement of Income

	Three Months Ended		Fiscal Year Ended
	January 31,		January 31,
	2010	2009	2010	2009
Net sales	$19,798,121	$24,610,251	$80,132,493	$103,391,926
Cost of goods sold	13,217,027	15,979,614	52,755,941	67,290,930
Gross profit	6,581,094	8,630,637	27,376,552	36,100,996

Operating expenses
Selling	2,326,140	2,592,731	9,741,528	10,704,584
General and administrative	2,522,511	2,838,093	11,122,469	11,339,333
Income from operations	1,732,443	3,199,813	6,512,555	14,057,079

Interest expense	(57,694)	(48,301)	(224,143)	(228,249)
Other income, net	121,736	52,306	260,177	429,074
Income before taxes	1,796,485	3,203,818	6,548,589	14,257,904

Provision for taxes	516,821	982,725	2,108,778	4,396,839

Net income	$1,279,664	$2,221,093	$4,439,811	$9,861,065

Basic earnings per share	$.09	$.15	$.30	$.66
Diluted earnings per share	$.09	$.15	$.30	$.65

Average common shares outstanding:
Basic shares	14,601,259	14,939,840	14,602,276	14,909,809
Diluted shares	14,676,349	15,261,918	14,675,735	15,219,540

Continued Page 4

Met-Pro Corporation/Page 4

Met-Pro Corporation
Consolidated Balance Sheet

	January 31,	January 31,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$31,387,108	$21,749,653
Accounts receivable, net of allowance for doubtful
accounts of approximately $204,000 and
$167,000, respectively	14,011,950	20,177,672
Inventories	16,136,521	20,236,865
Prepaid expenses, deposits and other current assets	1,709,664	1,997,542
Total current assets	63,245,243	64,161,732

Property, plant and equipment, net	19,860,751	19,389,597
Goodwill	20,798,913	20,798,913
Other assets	703,452	402,062
Total assets	$104,608,359	$104,752,304

Liabilities and shareholders’ equity
Current liabilities
Current portion of long-term debt	$534,251	$746,042
Accounts payable	4,297,936	5,464,629
Accrued salaries, wages and expenses	3,425,691	4,546,199
Dividend payable	876,279	876,007
Customers’ advances	882,637	356,008
Deferred income taxes	181,253	250,782
Total current liabilities	10,198,047	12,239,667

Long-term debt	3,536,755	3,753,228
Other non-current liabilities	8,179,410	8,855,912
Deferred income taxes	1,716,563	1,126,016
Total liabilities	23,630,775	25,974,823

Shareholders’ equity
Common shares, $.10 par value; 36,000,000 shares
authorized, 15,928,679 shares issued, of which
1,311,664 and 1,328,570 shares were reacquired
and held in treasury at the respective dates	1,592,868	1,592,868
Additional paid-in capital	2,988,950	2,465,193
Retained earnings	90,662,820	89,727,308
Accumulated other comprehensive loss	(3,679,641)	(4,324,293)
Treasury shares, at cost	(10,587,413)	(10,683,595)
Total shareholders’ equity	80,977,584	78,777,481
Total liabilities and shareholders’ equity	$104,608,359	$104,752,304

Continued Page 5

Met-Pro Corporation/Page 5

Met-Pro Corporation
Consolidated Business Segment Data

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2010	2009	2010	2009
Net sales
Product recovery/pollution control technologies	$8,999,225	$12,414,318	$35,899,630	$49,968,918
Fluid handling technologies	6,036,695	7,344,046	24,527,998	30,414,765
Mefiag filtration technologies	2,545,181	2,068,332	9,526,908	11,183,054
Filtration/purification technologies	2,217,020	2,783,555	10,177,957	11,825,189
	$19,798,121	$24,610,251	$80,132,493	$103,391,926

Income (loss) from operations
Product recovery/pollution control technologies	$313,684	$1,111,964	$1,924,005	$5,556,919
Fluid handling technologies	1,215,678	1,825,706	4,325,853	6,848,148
Mefiag filtration technologies	76,486	(37,470)	(34,886)	488,514
Filtration/purification technologies	126,595	299,613	297,583	1,163,498
	$1,732,443	$3,199,813	$6,512,555	$14,057,079

			January 31, 2010	January 31, 2009
Identifiable Assets
Product recovery/pollution control technologies			$34,466,168	$39,623,284
Fluid handling technologies			18,068,428	22,056,812
Mefiag filtration technologies			12,257,281	11,410,677
Filtration/purification technologies			8,257,837	9,369,905
			73,049,714	82,460,678
Corporate			31,558,645	22,291,626
			$104,608,359	$104,752,304

Continued Page 6

Met-Pro Corporation/Page 6

Met-Pro Corporation
Consolidated Statement of Cash Flows

	Years Ended January 31,
	2010	2009
Cash flows from operating activities
Net income	$4,439,811	$9,861,065
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	1,931,512	1,924,611
Deferred income taxes	406,754	913,356
(Gain) on sales of property and equipment, net	(20,585)	(18,174)
Loss on sale of investments	–	11,102
Stock-based compensation	645,967	432,204
Allowance for doubtful accounts	37,189	14,695
Changes in operating assets and liabilities:
Accounts receivable	6,409,090	2,414,216
Inventories	4,280,330	723,256
Prepaid expenses, deposits and other assets	(9,904)	(279,422)
Accounts payable and accrued expenses	(2,551,921)	(3,113,308)
Customers’ advances	524,678	96,670
Other non-current liabilities	(447,208)	(838,184)

Net cash provided by operating activities	15,645,713	12,142,087

Cash flows from investing activities
Proceeds from sales of property and equipment	40,318	20,785
Acquisitions of property and equipment	(2,133,807)	(1,580,528)
Increase in securities available for sale	–	(472)
Proceeds from sale of securities	–	11,190

Net cash (used in) investing activities	(2,093,489)	(1,549,025)

Cash flows from financing activities
Proceeds from new borrowings	485,336	–
Reduction of debt	(926,497)	(1,664,252)
Exercise of stock options	225,584	1,912,398
Payment of dividends	(3,504,026)	(3,359,962)
Purchase of treasury shares	(251,612)	(7,694,333)

Net cash (used in) financing activities	(3,971,215)	(10,806,149)
Effect of exchange rate changes on cash	56,446	55,863

Net increase (decrease) in cash and cash equivalents	9,637,455	(157,224)

Cash and cash equivalents at beginning of year	21,749,653	21,906,877

Cash and cash equivalents at end of year	$31,387,108	$21,749,653

###